Exhibit 4.10

TRANSCANADA TRUST

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TRANSCANADA PIPELINES LIMITED

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CST TRUST COMPANY

SHARE EXCHANGE AGREEMENT

Trust Notes — Series 2017-A

Dated as of •, 2017

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Table of Contents (continued)

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SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT dated as of •, 2017,

AMONG:                                                                                          TRANSCANADA TRUST (the “Trust”), a unit trust established under the laws of the Province of  Ontario, by its administrative agent, TransCanada PipeLines Limited;

AND:                                                                                                                 TRANSCANADA PIPELINES LIMITED (“TCPL”), a corporation existing under the laws of Canada;

AND:                                                                                                                 CST TRUST COMPANY (the “Exchange Trustee”), a trust company existing under the laws of Canada;

WHEREAS, the Trust has issued and outstanding voting trust units (the “Voting Trust Units”), all of which are owned by TCPL, $750,000,000 aggregate principal amount of unsecured, subordinated Trust Notes — Series 2015-A due May 20, 2075, and $1,200,000,000 aggregate principal amount of unsecured, subordinated Trust Notes — Series 2016-A due August 15, 2076, representing subordinated unsecured debt obligations of the Trust and for which it has also entered into share exchange agreements on substantially the same terms as this Agreement;

WHEREAS, on the date hereof the Trust has issued and outstanding $• aggregate principal amount of unsecured, subordinated Trust Notes — Series 2017-A due •, 2077 (the “Trust Notes — Series 2017-A”);

WHEREAS, TCPL wishes to grant the Automatic Exchange to the Exchange Trustee and the Series 2017-A Subscription Right to the Trust, in each case on the terms set forth in this Agreement;

WHEREAS, the Exchange Trustee, for and on behalf of the Holders, has been appointed pursuant to the Trust Indenture to irrevocably commit to the Automatic Exchange on the terms set forth in this Agreement;

WHEREAS, the parties to this Agreement desire to implement procedures whereby the Trust, TCPL and the Exchange Trustee will take all actions necessary to ensure that the Automatic Exchange and the Series 2017-A Subscription Right are given full and proper effect; and

WHEREAS, these recitals and any statements of fact in this Agreement are made by TCPL and the Trust and not by the Exchange Trustee;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement,

“Administration Agreement” means the agreement between the Trustee and TCPL dated September 16, 2014 pursuant to which TCPL, or any successor thereto, serves as administrative agent to the Trust, as amended from time to time.

“Administrative Agent” has the meaning ascribed thereto in the Administration Agreement.

“Affiliate” means, in respect of any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided that the Trust and

TCPL and its Affiliates shall be Affiliates for so long as TCPL and/or its Affiliates hold at least a majority of the voting trust units of the Trust.  For the purposes of this definition, a Person will be deemed to be “controlled by” another Person if such other Person possesses directly, or indirectly, power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Share Exchange Agreement, including Schedule A, as amended, supplemented or restated from time to time; and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement in its entirety and each schedule, and not to any particular Article, section, subsection or other part of this Agreement.

“Applicable Laws” means the Applicable Laws as defined in Section 5.3.

“Assignment and Set-Off Agreement” means the Assignment and Set-Off Agreement dated the date hereof among the Trust, TCPL, TransCanada Corporation and the Indenture Trustee, as bare trustee and nominee on behalf of holders of Trust Notes, as amended from time to time.

“Authorized Investments” has the meaning ascribed thereto in the Trust Indenture.

“Authorized Officer” means any director or officer of TCPL, or a designated representative of TCPL designated in writing by any director or officer of TCPL.

“Automatic Exchange” means the automatic exchange of the Trust Notes — Series 2017-A for the right to be issued newly issued TCPL Exchange Preferred Shares upon the occurrence of an Automatic Exchange Event.

“Automatic Exchange Event” means an event giving rise to the Automatic Exchange, being the occurrence of any one of the following: (i) the making by TCC or TCPL of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada), (ii) any proceeding instituted by TCC or TCPL seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver,  trustee or other similar official for TCC or TCPL or any substantial part of its property and assets in circumstances where TCC or TCPL, as applicable, is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over TCC or TCPL or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where TCC or TCPL, as applicable, is adjudged a bankrupt or insolvent;  or (iv)  any proceeding is instituted against TCC or TCPL seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a  receiver, interim receiver, trustee or other similar official for TCC or TCPL or any substantial part of its property and assets in circumstances where TCC or TCPL, as applicable, is adjudged a bankrupt or insolvent,  and either such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against TCC or TCPL or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets).

“Automatic Exchange Event Notice” has the meaning ascribed thereto in Section 3.4.

“Book-Entry System” has the meaning ascribed thereto in the Trust Indenture.

“Business Day” means a day on which TCPL, the Trust and the Indenture Trustee are open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

“Clearing Agency” means the Depository Trust Company and its nominee or any successors and/or any other or additional organization that performs securities transfer, settlement, clearing and/or pledge services in relation to the Trust Notes — Series 2017-A or the TCPL Exchange Preferred Shares.

“Declaration of Trust” means the Declaration of Trust dated as of September 16, 2014 governing the Trust, as it may be amended, supplemented or restated from time to time.

“Exchange Notice” has the meaning ascribed thereto in Section 3.5.

“Exchange Trustee” means CST Trust Company in its capacity as trustee and for and on behalf of the Holders under this Agreement, and, subject to Article 9, includes any successor Exchange Trustee and permitted assigns.

“Extraordinary Resolution” means an extraordinary resolution passed in accordance with Article 9 of the Trust Indenture.

“Holders” means the registered holders, whether holding on their own account or on behalf of beneficial owners, from time to time, of Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares, as applicable, or, where the context requires, all of such holders, except that for purposes of any withholding tax, Holders shall mean beneficial owners, from time to time, of Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares, as applicable, or, where the context requires, all of such beneficial owners.

“Indenture Trustee” means CST Trust Company, in its capacity as trustee under the Trust Indenture or such other successor trustee as may be appointed from time to time.

“Ineligible Person” means any Person whose address is in, or whom TCPL or the Trust or the Transfer Agent has reason to believe is a resident of, any jurisdiction other than Canada or the United States, in each case to the extent that: (i) the issuance or delivery by TCPL or the Trust to such Person of TCPL Exchange Preferred Shares following an Automatic Exchange would require TCPL or the Trust to take any action to comply with securities or analogous laws of that other jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of TCPL Exchange Preferred Shares following an Automatic Exchange.

“Interest Payment Date” means, prior to and including •, 2027, • (other than •, 2017) and • and, starting •, 2027, •, •, • and • of each year during which the Trust Notes — Series 2017-A are outstanding thereafter, until •, 2077.

“Person” is to be broadly interpreted and includes an individual, a corporation, a limited liability company, an unlimited liability company, a limited or general partnership, a trust, an unincorporated organization, a joint venture and any other organization, whether or not a legal entity, a government of a country or any political subdivision of a country or any agency or department of any such government and the executors, administrators or other legal representatives of a Person in such capacity.

“Privacy Laws” has the meaning ascribed thereto in Section 6.19.

“Series 2017-A Subscription Right” means the right granted by TCPL to the Trust to subscribe for TCPL Exchange Preferred Shares on the terms set forth in Article 4.

“Series 2017-A Trust Estate” means collectively the rights and obligations of the Holders hereunder and pursuant hereto in respect of the Automatic Exchange, the covenants of TCPL contained in this Agreement and all money and other rights or assets that may be held from time to time by the Exchange Trustee pursuant hereto.

“Subscription Notice” has the meaning ascribed thereto in Section 4.2.

“Tax Act” means the Income Tax Act (Canada).

“TCC” means TransCanada Corporation and its successors and assigns.

“TCPL” means TransCanada PipeLines Limited and its successors and assigns.

“TCPL Common Shares” means the common shares of TCPL.

“TCPL Deferral Preferred Shares” means each series of first preferred shares issued by TCPL in connection with the Assignment and Set-Off Agreement.

“TCPL Exchange Preferred Share Provisions” means the rights, privileges, restrictions and conditions attaching to TCPL Exchange Preferred Shares, as set forth in Schedule A.

“TCPL Exchange Preferred Shares” means the applicable series of first preferred shares of TCPL authorized or to be authorized by the Board in connection herewith.

“TCPL Preferred Shares” means collectively all of the preferred shares of TCPL (including the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares).

“Time of Automatic Exchange” has the meaning ascribed thereto in Section 3.4.

“Transfer Agent” means the transfer agent from time to time for TCPL Exchange Preferred Shares.

“Trust Indenture” means the Trust Indenture dated as of May 20, 2015, as supplemented by the third supplemental indenture dated the date hereof, and entered into between the Trust, the Indenture Trustee and TCPL providing for, inter alia, the creation and issuance of the Trust Notes — Series 2017-A, as the same may be amended, supplemented or restated from time to time.

“Trust Notes” means the Trust Notes — Series 2017-A and any other instruments representing subordinated unsecured debt obligations of the Trust as may be issued and outstanding under the Trust Indenture from time to time.

“Trust Notes — Series 2017-A” has the meaning ascribed thereto in the recitals to this Agreement.

“Trust Notes — Series 2017-A Provisions” means the rights, privileges, restrictions and conditions attaching to the Trust Notes — Series 2017-A, as set forth in the Trust Indenture.

“Trustee” means Valiant Trust Company, the trustee of the Trust, and includes any successor to it which may become trustee of the Trust in accordance with Section 7.4 of the Declaration of Trust.

“Voting Trust Units” has the meaning ascribed thereto in the recitals to this Agreement.

1.2                               Additional Definitions

In addition, unless the context otherwise requires, the definitions in the Declaration of Trust and the Trust Indenture apply to this Agreement.

1.3                               Headings

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4                               Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing gender include all genders.

1.5                               Date of Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.6                               Payments

All payments to be made hereunder shall be made without interest and less any tax required by law to be deducted and withheld as provided under Section 6.16.

1.7                               References to Statutes

Unless expressly stated otherwise, a reference to any statute shall be deemed to be a reference to that statute as in force from time to time, including any regulations, rules, policy statements, instruments or guidelines made under that statute, and to include any statute which may be enacted in substitution of that statute.

1.8                               Currency References

All references to dollar ($) amounts shall, unless otherwise expressly indicated herein, be to United States dollars.

1.9                               Rights of Set-Off

Each party may set-off against amounts owing by it hereunder to another Person any amounts owing or accruing due by such Person to it or any of its Affiliates, without duplication.

1.10                        Schedules

The following Schedule forms an integral part of this Agreement:

Schedule A                         -                                            TCPL Exchange Preferred Share Provisions

ARTICLE 2
TRUST

2.1                               Establishment of Trust

The Exchange Trustee shall hold the Series 2017-A Trust Estate in order to enable the Exchange Trustee to exercise the rights and enforce the obligations thereunder, and shall hold the other rights granted in or resulting from the Exchange Trustee being a party to this Agreement in order to enable the Exchange Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Holders of Trust Notes — Series 2017-A, as provided in this Agreement.  Except where the context otherwise requires, all references to the Exchange Trustee hereunder shall be to the Exchange Trustee in its capacity as trustee for and on behalf of the Holders of Trust Notes — Series 2017-A.

ARTICLE 3
AUTOMATIC EXCHANGE

3.1                               Creation and Grant of Automatic Exchange

(a)                           TCPL hereby grants the Automatic Exchange together with its undertaking to, and covenants in favour of, the Exchange Trustee, as trustee for and on behalf of, and for the use and benefit of, the Holders of Trust Notes — Series 2017-A, to make the Automatic Exchange effective in accordance with and subject to the Trust Notes — Series 2017-A Provisions and the provisions of this Agreement. TCPL hereby acknowledges receipt from the Exchange Trustee, as trustee for and on behalf of the Holders of Trust Notes — Series 2017-A, of good and valuable consideration for such grant, undertaking and covenant and the sufficiency thereof.

(b)                           The Exchange Trustee, for and on behalf of the Holders of Trust Notes — Series 2017-A, hereby grants the Automatic Exchange together with its undertaking to, and covenants in favour of, TCPL to make the Automatic Exchange effective in accordance with and subject to the Trust Notes — Series 2017-A Provisions and the provisions of this Agreement. The Exchange Trustee, for and on behalf of the Holders of Trust Notes — Series 2017-A, hereby acknowledges receipt from TCPL of good and valuable consideration for such grant, undertaking and covenant and the sufficiency thereof.

(c)                            During the term of the trust created under this Agreement and subject to the terms and conditions of the Trust Notes — Series 2017-A Provisions and this Agreement, the Exchange Trustee shall possess and be vested with full legal right, entitlement and ownership to the rights arising from TCPL’s grant and covenant under Section 3.1(a) and the full power and authority of the Holders pursuant to and in accordance with the Trust Notes — Series 2017-A Provisions to perform the undertaking and covenant under Section 3.1(b).  The Exchange Trustee shall be entitled to exercise all of the related rights, privileges and powers of, under and with respect to the grant and covenant under Section 3.1(a), and to give effect to and perform the grant and covenant under Section 3.1(b), provided that the Exchange Trustee shall:

(i)                                     hold the Automatic Exchange rights and the legal title thereto as trustee for and solely for the use and benefit of the Holders of Trust Notes — Series 2017-A and TCPL in accordance with and subject to the Trust Notes — Series 2017-A Provisions and this Agreement;

(ii)                                  make the Automatic Exchange effective in accordance with and subject to the Trust Notes — Series 2017-A Provisions and this Agreement; and

(iii)                               except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange rights and the Exchange Trustee shall not exercise any such rights for any purpose other than pursuant to this Agreement.

3.2                               Limitation

TCPL shall not at any time issue TCPL Exchange Preferred Shares except following an Automatic Exchange or pursuant to the Series 2017-A Subscription Right or in respect of any other series of Trust Notes.

3.3                               Automatic Exchange

On the occurrence of an Automatic Exchange Event, whether before or after the occurrence of any Event of Default (as defined in the Indenture), each Holder of Trust Notes — Series 2017-A then outstanding shall, through the Exchange Trustee, be deemed to have hereby automatically exchanged and transferred to TCPL all of such Holder’s right, title and interest in and to the Trust Notes — Series 2017-A, including pursuant to the guarantee provided by TCPL in respect of the Trust Notes — Series 2017-A, registered in its name at a price, for each $1,000 principal amount of Trust Notes — Series 2017-A, equal to one newly issued and fully paid TCPL Exchange Preferred Share with a stated issue price of $1,000 per share, together with such number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Trust Notes — Series 2017-A from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Exchange Event, by $1,000.  As full and final payment of such price, a Holder of Trust Notes — Series 2017-A shall receive, and be deemed to have received, as of the Time of Automatic Exchange, the right to be issued one newly issued and fully paid TCPL Exchange Preferred Share which right shall be immediately and automatically exercised as provided in this section 3.3 with a stated issue price of $1,000 per share, together with such number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Trust Notes — Series 2017-A from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Exchange Event by $1,000, per $1,000 principal amount of Trust Notes — Series 2017-A held by the Holder.  The foregoing exchange, transfer, receipt and acceptance shall be automatically effected hereby and shall not require any conveyance, confirmation or further action on the part of the Trust, the Exchange Trustee or the Holders in order to give full and final effect to same.  For greater certainty, any Trust Notes — Series 2017-A purchased or redeemed by the Trust prior to the Time of Automatic Exchange shall be deemed not to be outstanding and shall not be subject to the Automatic Exchange.

3.4                               Idem

As of 8:00 a.m. (Eastern time) on the day on which an Automatic Exchange Event occurs (the “Time of Automatic Exchange”), each Holder of Trust Notes — Series 2017-A shall be deemed to have exchanged and transferred to TCPL all of such Holder’s right, title and interest in and to the Trust Notes — Series 2017-A registered in its name and shall thereupon automatically cease to be a Holder of such Trust Notes — Series 2017-A and all rights of such Holder as a debtholder of the Trust, including pursuant to the guarantee provided by TCPL in respect of the Trust Notes — Series 2017-A, shall automatically cease, and each Holder shall thereupon and thereafter be deemed to be and for all purposes shall hereby be entitled to a right to be issued the corresponding number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) contemplated in Section 3.3. TCPL shall deliver to the Exchange Trustee a written notice (the “Automatic Exchange Event Notice”), which shall be binding on the Holders of the Trust Notes — Series 2017-A, signed by any Authorized Officer, of the occurrence of an Automatic Exchange within 10 days after the occurrence of such event and, as soon as practicable following receipt by the Exchange Trustee from TCPL, the Exchange Trustee shall deliver notice to the Holders of Trust Notes — Series 2017-A of the occurrence of the Automatic Exchange; provided, however, that a failure to make such delivery shall not affect, reduce or modify in any way the effectiveness of the Automatic Exchange with effect as of the Time of Automatic Exchange.

3.5                               Procedure

Following the occurrence of an Automatic Exchange, the Trust shall, as soon as reasonably practicable, inform TCPL and the Exchange Trustee by notice in writing (the “Exchange Notice”) as to the number of Trust Notes — Series 2017-A exchanged and transferred hereby.  Such Exchange Notice shall specify the number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) required in connection with the Automatic Exchange in accordance with the Trust Notes — Series 2017-A Provisions and shall specify whether, to the knowledge of the Trust, such Holders of Trust Notes — Series 2017-A (or Persons beneficially owning Trust Notes — Series 2017-A represented by the Holders of such Trust Notes — Series

2017-A) are Ineligible Persons. As a precondition to the delivery of any certificate or other evidence of issuance representing any TCPL Exchange Preferred Shares or related rights following an Automatic Exchange, TCPL may require the Trust to obtain from any Holder of Trust Notes — Series 2017-A (and Persons holding Trust Notes — Series 2017-A represented by such Holder of Trust Notes — Series 2017-A) a declaration, in form and substance satisfactory to TCPL, confirming compliance with any applicable regulatory requirements and to establish that such Holder of Trust Notes — Series 2017-A is not, and does not represent, an Ineligible Person. The Trustee shall be entitled to rely exclusively on the declaration of the Holder. Subject as aforesaid, TCPL shall, as soon as practicable following receipt of the Exchange Notice, arrange for delivery to the Clearing Agency (if the Trust Notes — Series 2017-A were, on the date of the Exchange Notice, held only in the Book-Entry System) or to the Trust (in all other cases) of a certificate or other evidence of issuance representing that number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) or related rights, as applicable. In no event shall TCPL be required as a consequence of an Automatic Exchange to issue a number of TCPL Exchange Preferred Shares in excess of the number contemplated in Section 3.3 or in excess of the number required to enable the Trust to fulfil its obligations in connection with the redemption of Trust Notes — Series 2017-A in the circumstances described in Article 4. For greater certainty, a failure to give any notice, make any determination or make any delivery shall not affect, reduce or modify in any way the effectiveness of the Automatic Exchange with effect as of the Time of Automatic Exchange.

ARTICLE 4
SERIES 2017-A SUBSCRIPTION RIGHT

4.1                               Grant of Series 2017-A Subscription Right

Subject to the provisions of this Article 4, TCPL hereby grants to the Trust the right to subscribe at any time for such number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) as may be necessary in order to enable the Trust to redeem, for TCPL Exchange Preferred Shares, Trust Notes — Series 2017-A, if any, that remain outstanding following the occurrence of an Automatic Exchange Event, as provided for herein and in the Trust Indenture. Such TCPL Exchange Preferred Shares shall be issued by TCPL to the Trust solely for the purpose of the Trust giving effect to a redemption of any such outstanding Trust Notes — Series 2017-A following the Automatic Exchange Event.

4.2                               Series 2017-A Subscription Right—Procedure

Following the occurrence of an Automatic Exchange Event in circumstances where, for any reason, any Trust Notes — Series 2017-A remain outstanding and are not owned by TCPL or an Affiliate thereof, the Trust shall, as soon as reasonably practicable, inform TCPL and the Exchange Trustee by notice in writing (the “Subscription Notice”) as to such number of outstanding Trust Notes — Series 2017-A.  The Subscription Notice shall specify such number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) as would be required to enable the Trust to fulfil its obligations in connection with the redemption by the Trust of such number of outstanding Trust Notes — Series 2017-A in accordance with the Trust Notes — Series 2017-A Provisions and shall specify whether, to the knowledge of the Trust, such Holders of Trust Notes — Series 2017-A (or Persons holding Trust Notes — Series 2017-A represented by the Holders of such Trust Notes — Series 2017-A) are Ineligible Persons. As a precondition to the issuance of any TCPL Exchange Preferred Shares to the Trust pursuant to the exercise by the Trust of the Series 2017-A Subscription Right, TCPL may require the Trust to obtain from any Holder of Trust Notes — Series 2017-A (and Persons holding Trust Notes — Series 2017-A represented by such Holder of Trust Notes — Series 2017-A) a declaration, in form and substance satisfactory to TCPL, confirming compliance with applicable regulatory requirements and to establish that such Holder of Trust Notes — Series 2017-A is not, and does not represent, an Ineligible Person. The Trustee shall be entitled to rely exclusively on the declaration of the Holder or the direction of a written order by TCPL, and the Trustee shall have no obligation to monitor with respect to Ineligible Persons. Subject to Section 5.7, TCPL shall, as soon as practicable following receipt of the Subscription Notice, arrange for delivery to the Clearing Agency (if the Trust Notes — Series 2017-A were, on the date of the Subscription Notice, held only in the Book-Entry System) or to the Trust (in all other cases) of that number of TCPL

Exchange Preferred Shares (including fractional shares, if applicable), as applicable, so as to enable the Trust to discharge its redemption obligations in accordance with the Trust Notes — Series 2017-A Provisions.

4.3                               Idem

The Trust need not give notice of redemption prior to the exercise of such right of redemption if TCPL has given an Automatic Exchange Event Notice. The redemption shall be and shall be deemed to have been effected and the consideration paid at the Time of Automatic Exchange. From and after the Time of Automatic Exchange, each Holder of Trust Notes — Series 2017-A (if any) whose Trust Notes — Series 2017-A were for any reason not exchanged for TCPL Exchange Preferred Shares by the operation of the Automatic Exchange and instead are subject to redemption by the Trust under this Agreement and in accordance with the Trust Notes — Series 2017-A Provisions, shall automatically cease to be a Holder of Trust Notes — Series 2017-A effective as of the Time of Automatic Exchange and instead shall be entitled only to the right to be issued TCPL Exchange Preferred Shares in respect of such redemption of Trust Notes — Series 2017-A held by such Holder in accordance with the Trust Notes — Series 2017-A Provisions.

ARTICLE 5
COVENANTS, REPRESENTATIONS AND WARRANTIES

5.1                               Certain Representations

TCPL hereby represents, warrants and covenants that it has: (i) authorized for issuance and will, at all times, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital, such number of TCPL Exchange Preferred Shares as may be required for TCPL to meet its obligations to issue TCPL Exchange Preferred Shares following the occurrence of the Automatic Exchange and in connection with the Series 2017-A Subscription Right; and (ii) taken all necessary corporate action to enable TCPL to issue TCPL Exchange Preferred Shares after the Automatic Exchange and in connection with the Series 2017-A Subscription Right.

5.2                               Notification of Certain Events

In order to assist TCPL and the Exchange Trustee to comply with their respective obligations hereunder, the Trust shall give TCPL and the Exchange Trustee notice of each of the following events at the times set forth below:

(a)                           any determination by the Trust to institute voluntary termination proceedings with respect to the Trust or to effect any other distribution of the assets of the Trust among its security holders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such termination;

(b)                           immediately, upon the earlier of: (i) receipt by the Trust of notice of; and (ii) the Trust otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary termination of the Trust or to effect any other distribution of the assets of the Trust among its security holders for the purpose of winding-up its affairs; and

(c)                            immediately upon the Trust making any determination to exercise any rights to redeem Trust Notes — Series 2017-A following the Automatic Exchange.

5.3                               Qualification of TCPL Exchange Preferred Shares

TCPL covenants that if any TCPL Exchange Preferred Shares to be issued and delivered hereunder or pursuant to the TCPL Exchange Preferred Share Provisions or the Trust Notes — Series 2017-A Provisions require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling, approval or consent from any governmental or regulatory authority under any Canadian or United States federal or provincial or state, as applicable, law or regulation or pursuant to the rules and regulations of any Canadian or United States regulatory authority or the fulfilment of any other legal requirement (collectively, the “Applicable Laws”) before such TCPL Exchange Preferred Shares may be issued and delivered by TCPL to the Trust, the Exchange Trustee or the Holders following the Automatic Exchange, the Series 2017-A Subscription Right or the TCPL Exchange Preferred Share Provisions, as the case may be, or in order that such TCPL Exchange Preferred Shares may be freely traded thereafter (except for any restrictions on ownership or transfer by reason of any Holder of TCPL Exchange Preferred Shares being a “control person” of TCPL for purposes of Canadian securities laws or by reason of any TCPL Exchange Preferred Shares being “control securities” for the purposes of United States securities laws), TCPL shall, in good faith, expeditiously take all such actions and do all such things as are necessary to cause such TCPL Exchange Preferred Shares to be duly registered, qualified or approved as and to the extent required for such purpose pursuant to Applicable Laws. TCPL represents and warrants that it has taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the TCPL Exchange Preferred Shares to be issued and delivered in accordance with the provisions of this Agreement, the TCPL Exchange Preferred Share Provisions and the Trust Notes — Series 2017-A Provisions and to be freely tradable thereafter by the initial holder thereof, subject to the exceptions referred to above in this Section 5.3 provided, however, that a failure to take such actions and/or to do such things shall not affect, reduce or modify in any way the effectiveness of the Automatic Exchange as of the Time of Automatic Exchange.

5.4                               TCPL Support

So long as any Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares are outstanding, TCPL shall perform all of the obligations to be performed by it hereunder following the Automatic Exchange, in connection with the Series 2017-A Subscription Right and pursuant to the TCPL Exchange Preferred Share Provisions, as applicable, and shall exercise all of its rights with respect thereto in accordance with the Declaration of Trust, the Trust Indenture and the terms of this Agreement. All TCPL Exchange Preferred Shares issued by TCPL following the Automatic Exchange or in connection with the Series 2017-A Subscription Right, as the case may be, shall be duly issued as fully paid and non-assessable shares in the capital of TCPL, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. Without limiting the generality of the immediately preceding sentence, TCPL covenants that it shall, in a timely manner, transfer or arrange to transfer to such account of the Trust or the Exchange Trustee, as the case may be, in the Book-Entry System of the Clearing Agency as the Trust or the Exchange Trustee, as the case may be, may direct, from time to time, the appropriate number of TCPL Exchange Preferred Shares (including fractional shares, if applicable), and supply the Trust or the Exchange Trustee, as the case may be, with duly executed share certificates, as applicable, so as to give effect, from time to time, to the issuance of TCPL Exchange Preferred Shares following the Automatic Exchange, in connection with the Series 2017-A Subscription Right or pursuant to the TCPL Exchange Preferred Share Provisions, as the case may be, in accordance with the Trust Notes — Series 2017-A Provisions, the TCPL Exchange Preferred Share Provisions and the provisions of this Agreement.

5.5                               Additional TCPL Covenants

For so long as any Trust Notes — Series 2017-A are outstanding and are held by any Person other than TCPL or an Affiliate thereof, TCPL covenants as follows for the benefit of the Holders of Trust Notes — Series 2017-A:

(a)                           all outstanding Voting Trust Units shall be held at all times, directly or indirectly, by TCPL;

(b)                           TCPL shall not approve the termination of the Trust unless the Trust has sufficient funds to pay to Holders of Trust Notes — Series 2017-A the redemption price for the Trust Notes — Series 2017-A as provided in the Trust Notes — Series 2017-A Provisions, and as long as any

Trust Notes — Series 2017-A are outstanding and held by any Person other than TCPL or an Affiliate thereof, TCPL shall not take any action to cause the termination of the Trust;

(c)                            TCPL shall not create or issue TCPL Preferred Shares which, in the event of insolvency or winding-up of TCPL, would rank in right of payment in priority to the TCPL Exchange Preferred Shares;

(d)                           if the Trust Notes — Series 2017-A have not been exchanged for rights to be issued TCPL Exchange Preferred Shares pursuant to the Automatic Exchange, TCPL shall not, without  the prior consent of Holders of Trust Notes — Series 2017-A by Extraordinary Resolution, amend, delete or vary any of the rights, privileges, restrictions and conditions attaching to the TCPL Exchange Preferred Shares other than amendments, deletions or variations which do not negatively impact future holders of TCPL Exchangeable Preferred Shares and other than amendments that relate to the preferred shares of TCPL as a class; and

(e)                            TCPL shall not assign or otherwise transfer its obligations under this Agreement except in the case of a merger, consolidation, amalgamation or reorganization or sale of substantially all of the assets of TCPL.

5.6                               Capital Reorganizations and Amalgamations of TCPL

In the event of a capital reorganization, consolidation, merger or amalgamation or sale of substantially all of the assets of TCPL or comparable transaction affecting TCPL Exchange Preferred Shares, TCPL covenants to take all necessary action to ensure that the Trust or Holders of Trust Notes — Series 2017-A, as the case may be, receive, following the Automatic Exchange or in connection with the Series 2017-A Subscription Right, as the case may be, after such capital reorganization, consolidation, merger, amalgamation or sale of substantially all assets or comparable transaction, the number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) or other securities or consideration of TCPL or an entity resulting, surviving or continuing from the capital reorganization, consolidation, merger, amalgamation or sale of substantially all assets or comparable transaction that the Trust or such Holder of Trust Notes — Series 2017-A would have received if the Series 2017-A Subscription Right was exercised or if the TCPL Exchange Preferred Shares were issued following the Automatic Exchange, as the case may be, immediately prior to the record date of the capital reorganization, consolidation, merger, amalgamation or sale of substantially all assets or comparable transaction.

5.7                               Right not to Deliver TCPL Exchange Preferred Shares

The parties acknowledge that, as set out in the Trust Indenture, TCPL has reserved the right not to deliver TCPL Exchange Preferred Shares to any Ineligible Person following an Automatic Exchange or in connection with a redemption of the Trust Notes — Series 2017-A following an Automatic Exchange Event.  In those circumstances, the Indenture Trustee will hold all TCPL Exchange Preferred Shares that would otherwise be delivered to the Ineligible Persons and will deliver such shares to a broker retained by TCPL for the purpose of effecting the sale (to parties other than TCPL, its Affiliates or any Ineligible Persons) on behalf of such Ineligible Persons.  Those sales (if any) may be made at any time and at any price and none of the Trust, the Indenture Trustee or TCPL will be subject to any liability for failing to sell such TCPL Exchange Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day.  The net proceeds received by the Indenture Trustee from the sale of any such TCPL Exchange Preferred Shares will be divided among the Ineligible Persons in proportion to the number of TCPL Exchange Preferred Shares (including fractional shares, if applicable) that would otherwise have been delivered to them, after deducting the costs of sale and any applicable withholding taxes.  The Indenture Trustee will make payment of the aggregate net proceeds to the Clearing Agency (if the TCPL Exchange Preferred Shares are then held in the Book-Entry System) or to the registrar or transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the customary practice and procedures of the Clearing Agency or otherwise.

ARTICLE 6
EXCHANGE TRUSTEE

6.1                               Powers and Duties of Exchange Trustee

The rights, powers, duties and authorities of the Exchange Trustee under this Agreement, in its capacity as Exchange Trustee, are as follows:

(a)                           receiving and holding the Automatic Exchange and TCPL’s undertaking and covenant in relation to the Automatic Exchange as trustee and effecting the Holder’s related undertaking and covenant for and on behalf of each applicable Holder, in each case in accordance with the provisions of this Agreement;

(b)                           acting for and on behalf of the Holders of Trust Notes — Series 2017-A to implement and make effective the undertaking and covenant of the Holders with respect to the Automatic Exchange pursuant to Section 3.3;

(c)                            enforcing the benefit of and making effective the Automatic Exchange rights in accordance with the Trust Notes — Series 2017-A Provisions and this Agreement and, in connection therewith, receiving from Holders certificates representing Trust Notes — Series 2017-A and other requisite documents and distributing or causing to be distributed to such Holders TCPL Exchange Preferred Shares, and cheques, if any, to which such Holders may become entitled hereunder in connection with an Automatic Exchange;

(d)                           holding and administering the Series 2017-A Trust Estate in accordance with the terms of this Agreement;

(e)                            investing any money forming, from time to time, part of the Series 2017-A Trust Estate as provided in this Agreement;

(f)                             subject to Article 6, taking action at the direction of any Holder to enforce the obligations of the Trust or TCPL under this Agreement; and

(g)                            taking such other actions and doing such other things as are specifically provided for in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Exchange Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement, the Trust Notes — Series 2017-A Provisions and the TCPL Exchange Preferred Share Provisions relating to the Exchange Trustee as are reasonably required for the Exchange Trustee to carry out its duties under this Agreement. Any exercise of such discretionary rights, powers and authorities by the Exchange Trustee shall be final, conclusive and binding upon all Persons. For greater certainty, with respect to the Trust Notes — Series 2017-A and the TCPL Exchange Preferred Shares, the Exchange Trustee shall have only those duties as are set out specifically in this Agreement. The Exchange Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee, nominee and agent would exercise in comparable circumstances. The Exchange Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Exchange Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notice shall specify the default or breach desired to be brought to the attention of the Exchange Trustee, and in the absence of such notice the Exchange Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained in this Agreement.

6.2                               No Conflict of Interest

The Exchange Trustee represents to the Trust and TCPL that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Exchange Trustee as a fiduciary hereunder. The Exchange Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Exchange Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Exchange Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Exchange Trustee be replaced under this Agreement.

6.3                               Dealings with Transfer Agents, Registrars and the Clearing Agency

The Trust and TCPL severally and irrevocably authorize the Exchange Trustee, from time to time, to:

(a)                           consult, communicate and otherwise deal with the Indenture Trustee and the respective registrars and transfer agents, and any such subsequent registrar or transfer agent, of the Trust Notes — Series 2017-A and TCPL Exchange Preferred Shares;

(b)                           if applicable, consult, communicate and otherwise deal with the Clearing Agency; and

(c)                            requisition, from time to time, from the Indenture Trustee or any such registrar or transfer agent or the Clearing Agency any information readily available from the records maintained by any such entity which the Exchange Trustee may reasonably require for the discharge of its duties and responsibilities under the Trust Notes — Series 2017-A Provisions, the TCPL Exchange Preferred Share Provisions and this Agreement.

6.4                               Books and Records

The Exchange Trustee shall keep available for inspection by TCPL and the Trust, at the Exchange Trustee’s principal office in Calgary, Alberta, correct and complete books and records of account relating to the Exchange Trustee’s actions under this Agreement. On or before March 1 in every year, the Exchange Trustee shall transmit to TCPL and the Trust a brief report, dated as of December 31 in the immediately preceding year, with respect to: (i) the Series 2017-A Trust Estate as of that date; and (ii) all other actions taken by the Exchange Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5                               Indemnification Prior to Certain Actions by Exchange Trustee

Notwithstanding any other provision of this Agreement, the Exchange Trustee shall only be required to  exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the written request, order or direction of any Holder upon such Holder furnishing to the Exchange Trustee reasonable funds, security and indemnity satisfactory to the Exchange Trustee, acting reasonably, against the costs, expenses and liabilities that may be incurred by the Exchange Trustee therein or thereby, provided that no Holder will be obligated to furnish to the Exchange Trustee any such funding, security or indemnity in connection with the exercise, but not the enforcement, by the Exchange Trustee of any of its rights, duties, powers and authorities vested in it by this Agreement. None of the provisions contained in this Agreement shall require the Exchange Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities under this Agreement nor limits the Exchange

Trustee, acting reasonably, from requesting an indemnity, before any enforcement of rights.  In addition, the Exchange Trustee shall disburse funds only to the extent that funds have been deposited with it.

6.6                               Actions by Holders

No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust, power or obligation hereunder unless the Holder has requested in writing the Exchange Trustee to take or institute such action, suit or proceeding and, subject to Section 6.5, furnished the Exchange Trustee with the funding, security and indemnity referred to in Section 6.5, and the Exchange Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Exchange Trustee, except only as herein provided, and in any event for the benefit of all Holders.

6.7                               Reliance upon Declarations

The Exchange Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon written notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof, the Trust Notes — Series 2017-A Provisions or the TCPL Exchange Preferred Share Provisions or required by the Exchange Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with this Agreement, nor shall the Exchange Trustee be responsible for relying on the accuracy of the information contained in any such document provided it honestly and in good faith believes such information to be correct.  The Exchange Trustee shall not be responsible or liable in any manner for the sufficiency, genuineness, correctness or validity of any security deposited with it.

6.8                               Evidence and Authority to Exchange Trustee

The Trust and/or TCPL shall furnish to the Exchange Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by the Trust and/or TCPL or the Exchange Trustee under this Agreement, the Trust Notes — Series 2017-A Provisions, the TCPL Exchange Preferred Share Provisions or as a result of any obligation or duty imposed under this Agreement, the Trust Notes — Series 2017-A Provisions or the TCPL Exchange Preferred Share Provisions, including in respect of the Automatic Exchange and the Series 2017-A Subscription Right and the taking of any other action to be taken by the Exchange Trustee, at the request of or on the application of the Trust and/or TCPL forthwith if and when:

(a)                           such evidence is required by any other provision of this Agreement, the Trust Notes — Series 2017-A Provisions or the TCPL Exchange Preferred Share Provisions to be furnished to the Exchange Trustee in accordance with this Section 6.8; or

(b)                           the Exchange Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, the Trust Notes — Series 2017-A Provisions or the TCPL Exchange Preferred Share Provisions, gives the Trust and/or TCPL written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of a certificate signed by an Authorized Officer and/or by or on behalf of the Trust by an authorized signatory of the Administrative Agent or a statutory declaration stating that any such condition has been complied with in accordance with the terms of this Agreement and the Trust Notes — Series

2017-A Provisions or the TCPL Exchange Preferred Share Provisions, as applicable. Such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuator or other expert or any other Person whose qualifications give authority to a statement made by such Person, provided that if such report or opinion is furnished by TCPL and/or by or on behalf of the Trust by an authorized signatory of the Administrative Agent it shall be in the form of a certificate or a statutory declaration. Each statutory declaration, certificate, opinion or report furnished to the Exchange Trustee as evidence of compliance with a condition provided for in this Agreement, the Trust Notes — Series 2017-A Provisions or TCPL Exchange Preferred Share Provisions, as applicable, shall include a statement by the Person giving the evidence:

(c)                            declaring that such Person has read and understands the provisions of this Agreement, the Trust Notes — Series 2017-A Provisions and/or the TCPL Exchange Preferred Share Provisions, as applicable, relating to the condition in question;

(d)                           describing the nature and scope of the examination or investigation upon which such Person based the statutory declaration, certificate, statement or opinion; and

(e)                            declaring that such Person has made such examination or investigation as such Person believes is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

6.9                               Experts, Advisers and Agents

The Exchange Trustee may:

(a)                           in relation to this Agreement, the Trust Notes — Series 2017-A Provisions and/or the TCPL Exchange Preferred Share Provisions, act and rely on the opinion or advice of, or information obtained from or prepared by, any solicitor, auditor, accountant, appraiser, valuator or other expert, whether retained by the Exchange Trustee or by the Trust and/or TCPL or otherwise, and may retain or employ such assistants as may be necessary to the proper determination and discharge of its powers, duties and obligations and the determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)                           retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of its duties hereunder and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder.

6.10                        Investment of Money Held by or on behalf of Exchange Trustee

(a)                           Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Exchange Trustee, which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Exchange Trustee or which may be in the hands of the Exchange Trustee, may be invested and reinvested in the name or under the control of the Exchange Trustee, upon the written direction of the Trust, in Authorized Investments.

(b)                           Upon receipt of a direction from the Trust, the Exchange Trustee shall invest any moneys held by it in Authorized Investments in its name in accordance with such direction. Any direction from the Trust to the Exchange Trustee shall be in writing and shall be provided to the Exchange Trustee no later than 9:00 a.m. (Toronto time) on the day on which the investment is to be made. Any such direction received by the Exchange Trustee after 9:00

a.m. (Toronto time) or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. (Toronto time) on the next Business Day.

(c)                            In the event that the Exchange Trustee does not receive a direction or only a partial direction, the Exchange Trustee may hold cash balances constituting part or all of the funds and may, but need not, invest same in the deposits of a Canadian chartered bank; but the Exchange Trustee and its Affiliates shall not be liable to account for any profit to any parties to this Agreement or to any Person other than at a rate, if any, established from time to time by the Exchange Trustee or its Affiliates or a Canadian chartered bank.

(d)                           The Exchange Trustee shall not be liable for any loss or losses realized on such investments, other than those related to the negligence, willful acts or defaults of the Exchange Trustee.

6.11                        Exchange Trustee Not Required to Give Security

The Exchange Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, obligations, powers and authorities of this Agreement.

6.12                        Exchange Trustee Not Bound to Act on Request

Except as otherwise specifically provided for in this Agreement, the Exchange Trustee shall not be required to act in accordance with any direction or request of the Trust and/or TCPL until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Exchange Trustee, and the Exchange Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed in good faith by the Exchange Trustee to be genuine.

6.13                        Authority to Carry on Business

The Exchange Trustee represents to the Trust and/or TCPL that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in the Province of Ontario but if, notwithstanding the provisions of this Section 6.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement, and the other rights granted in or resulting from the Exchange Trustee being a party to this Agreement, shall not be affected in any manner whatsoever by reason only of such event, but the Exchange Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.14                        Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares resulting in conflicting claims or demands being made in connection with such interest, then the Exchange Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Exchange Trustee may elect not to exercise any rights subject to such conflicting claims or demands and, in so doing, the Exchange Trustee shall not be or become liable to any Person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Exchange Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)                           the rights of all adverse claimants or other rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)                           all differences or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Exchange Trustee shall have been furnished with an executed copy of such agreement.

If the Exchange Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Exchange Trustee as it may deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.15                        Acceptance by Exchange Trustee

The Exchange Trustee hereby accepts the trust and duties created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law, in trust, for TCPL and various Persons who are from time to time Holders of Trust Notes — Series 2017-A, subject to all the terms and conditions herein set forth.

6.16                        Withholding Tax

TCPL or the Exchange Trustee may deduct or withhold (or such amount shall be deducted or withheld in accordance with the customary practice and procedures of the Clearing Agency) from any payment, distribution or delivery to any Holder amounts required or permitted by law to be deducted or withheld from such Holder’s distribution, payment or delivery and shall remit such amounts to the relevant tax authority in the manner and within the time required by law. Where the cash component of any payment, distribution or delivery to be made to a Holder is less than the amount that TCPL or the Exchange Trustee is required or permitted to withhold, TCPL or the Exchange Trustee shall be permitted to withhold from any non-cash payment, distribution or delivery to be made to the Holder and to dispose or arrange to dispose of such property in order to remit any amount to the relevant tax authority as required. TCPL shall provide written direction to the Exchange Trustee as to such amounts to be deducted or withheld; provided, however, that the Exchange Trustee shall deduct or withhold from any Holder’s distribution or delivery any amount it is required by law to deduct and withhold, and shall remit such amount to the relevant tax authority in the manner and within the time required by law, notwithstanding the failure of TCPL to provide any such direction following a request therefor from the Exchange Trustee, and in so doing the Exchange Trustee shall be deemed to have complied with its obligations hereunder. The Exchange Trustee shall file in the manner and within the time required by law any required tax returns and provide any required information slips relating to such withholding or deduction.

6.17                        Residency of Exchange Trustee

The Exchange Trustee hereby represents that it is a resident of Canada for the purposes of the Tax Act and the Exchange Trustee shall give the Trust and TCPL notice of any change in such status.

6.18                        Tax Reports

The Trust shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this Agreement, including any inquiry, evaluation, reporting, remittance, filing and issuance of tax slips, summaries, reports, except as is specifically delegated to the Indenture Trustee pursuant to this Agreement or as may be agreed subsequently, as confirmed in writing by the parties.

The Exchange Trustee shall process only such tax matters as have been specifically delegated to it pursuant to this Agreement or as may be agreed subsequently, and in doing so, the Exchange Trustee does not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessary or incidental thereto, which shall remain the sole responsibility of the Trust. The Exchange Trustee shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by the Exchange Trustee, directly or indirectly, from or on behalf of the Trust.

6.19                        Compliance with Privacy Legislation

The parties acknowledge that federal, provincial and/or state legislation in Canada or the United States that address the protection of individuals’ personal information (collectively, “Privacy Laws”) may apply to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause any other party to contravene, applicable Privacy Laws. The Exchange Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.  Specifically, the Exchange Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the Trust and TCPL or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

6.20                        Compliance with Anti-Money Laundering Legislation

The Exchange Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Exchange Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.

ARTICLE 7
COMPENSATION

7.1                               Fees and Expenses of Exchange Trustee

The Trust and TCPL jointly and severally agree to pay to the Exchange Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Exchange Trustee for all reasonable expenses incurred by it in connection therewith (including, but not limited to, taxes and compensation paid to experts, counsel and advisors and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Exchange Trustee); provided that the Trust and TCPL shall have no obligation to reimburse the Exchange Trustee for any expenses or disbursements paid, incurred or suffered by the Exchange Trustee in any suit or litigation in which the Exchange Trustee is determined to have acted with fraud, negligence or wilful misconduct. For administrative purposes, the Exchange Trustee may invoice TCPL unless instructed otherwise.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1                               Indemnification of Exchange Trustee

The Trust and TCPL jointly and severally agree to indemnify and hold harmless the Exchange Trustee and each of its directors, officers, employees, representatives and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, costs, penalties, fines, taxes, assessments of additional taxes, interest or penalties or other governmental charges, including the withholding or deduction or the failure to withhold or deduct same, any liability for failure to obtain proper certifications or to properly report to government authorities, and reasonable expenses (including reasonable expenses of the Exchange Trustee’s legal counsel) which, without fraud, negligence or wilful misconduct on the part of such Indemnified Party, are paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Exchange Trustee’s acceptance or administration of the trust, its compliance with its duties set forth in this Agreement, or with any written or oral instructions delivered to the Exchange Trustee by the Trust or TCPL pursuant hereto (collectively, “Claims” and individually, a “Claim”). In no case will the Trust or TCPL be liable under this indemnity for any Claim if such Claim is incurred or suffered by reason of or as a result of the fraud, negligence or wilful misconduct of an Indemnified Party and unless the Trust and TCPL shall be notified by the Exchange Trustee of the written assertion of a Claim promptly after any of the Indemnified Parties shall have received any such written assertion of a Claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the Claim, provided that a failure or delay to so notify the Trust and TCPL shall not diminish the liability of the Trust and TCPL hereunder except to the extent that the Trust and TCPL are materially prejudiced by such failure or delay. Subject to (ii) below, the Trust and TCPL shall be entitled to participate at their own expense in the defence and, if the Trust or TCPL so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such Claim. The Exchange Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Exchange Trustee unless: (i) the employment of such counsel has been authorized by the Trust or TCPL, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Exchange Trustee and the Trust or TCPL and the Exchange Trustee shall have been advised by counsel acceptable to the Trust and TCPL that there may be one or more legal defences available to the Exchange Trustee that are different from or in addition to those available to the Trust or TCPL and that an actual or potential conflict of interest exists (in which case the Trust and TCPL shall not have the right to assume the defence of such suit on behalf of the Exchange Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Exchange Trustee). This provision shall survive the resignation or removal of the Exchange Trustee or the termination of this Agreement.

8.2                               Limitation of Liability

The Exchange Trustee shall not be held liable for any loss which may occur by reason of insolvency or termination of TCPL, the Trust or any Holder, as the case may be, or early termination of any investment under Section 6.10 or depreciation of the value of any part of the Series 2017-A Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to fraud, negligence or wilful misconduct on the part of the Exchange Trustee.

ARTICLE 9
CHANGE OF EXCHANGE TRUSTEE

9.1                               Resignation of Exchange Trustee

The Exchange Trustee, or any Exchange Trustee hereafter appointed, may at any time resign by giving written notice of such resignation to the Trust and TCPL specifying the date on which it desires to resign, provided that such notice shall be given at least 60 days before such desired resignation date, unless the Trust and TCPL otherwise agree, and further provided that such resignation shall not take effect until the date of the appointment of a successor Exchange Trustee and the acceptance of such appointment by the successor Exchange Trustee. Upon receiving such notice of resignation, the Trust and TCPL shall promptly appoint a successor Exchange Trustee, which successor shall be a resident of Canada for the purposes of the Tax Act, by written instrument in duplicate, one copy of which shall be delivered to the resigning Exchange Trustee and one copy to the successor Exchange Trustee. Failing acceptance by a successor Exchange Trustee, a successor Exchange Trustee may be appointed by an order of the Superior Court of Justice (Ontario) upon application of one or more of the parties hereto at the joint and several expense of the Trust and TCPL.

9.2                               Removal of Exchange Trustee

The Exchange Trustee, or any Exchange Trustee hereafter appointed, may be removed: (i) with cause or if the Exchange Trustee at any time ceases to be a resident of Canada for the purposes of the Tax Act, by written instrument executed by the Trust and TCPL; or (ii) with or without cause by the Holders of Trust Notes — Series 2017-A pursuant to an Extraordinary Resolution and, if any TCPL Exchange Preferred Shares are outstanding, by the affirmative vote of Holders of the TCPL Exchange Preferred Shares passed in accordance with the TCPL Exchange Preferred Share Provisions (as though the removal were an amendment to the TCPL Exchange Preferred Share Provisions), in all cases, at any time on 60 days’ prior written notice, which notice shall be delivered to the Exchange Trustee so removed and to the successor Exchange Trustee.

9.3                               Successor Exchange Trustee

Any successor Exchange Trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to the Trust and TCPL and to its predecessor Exchange Trustee an instrument accepting such appointment. Thereupon, the resignation or removal of the predecessor Exchange Trustee shall become effective and such successor Exchange Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Exchange Trustee in this Agreement. However, on the written request of the Trust and TCPL or of the successor Exchange Trustee, the Exchange Trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor Exchange Trustee all the rights and powers of the Exchange Trustee so ceasing to act. Upon the request of any such successor Exchange Trustee, the Trust and TCPL, such predecessor Exchange Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Exchange Trustee all such rights and powers. Any company into which the Exchange Trustee may be merged or with which it may be consolidated or amalgamated, or any company resulting or continuing from any merger, consolidation or amalgamation to which the Exchange Trustee is a party or any company to which the Exchange Trustee may transfer all or substantially all of its corporate trust business, shall be a successor Exchange Trustee under this Agreement, without the execution or filing of any paper or further act on the part of any of the parties hereto.

9.4                               Notice of Successor Exchange Trustee

Upon acceptance of appointment by a successor Exchange Trustee as provided in this Agreement, the Trust and TCPL shall cause to be mailed notice of the succession of such Exchange Trustee under this Agreement to each registered Holder. If the Trust or TCPL fails to cause such notice to be mailed within 10 days after acceptance of appointment by the successor Exchange Trustee, the successor Exchange Trustee shall cause such notice to be mailed at the expense of the Trust and TCPL.

ARTICLE 10
AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

10.1                        Ministerial Amendments

The parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend, supplement or modify this Agreement for the purposes of:

(a)                           adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

(b)                       making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the mutual opinion of the Trust, TCPL and the Exchange Trustee and their respective counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make;

(c)                        making such changes or corrections which, on the advice of counsel to the Trust, TCPL and the Exchange Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each of the Trust, TCPL and their respective counsel, and the Exchange Trustee based on the opinion of Counsel, shall be of the opinion that such changes or corrections shall not be prejudicial to the interests of the Holders as a whole; or

(d)                       making any additions to, deletions from or alterations of the provisions of this Agreement which, in the opinion of the Exchange Trustee and its counsel, shall not be prejudicial to the interests of the Holders as a whole or which, in the opinion of counsel to the Trust, TCPL and the Exchange Trustee, are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to the Trust, TCPL, the Exchange Trustee or this Agreement.

10.2                        Meeting to Consider Amendments

The Trust and, if applicable, TCPL, shall call a meeting or meetings of the Holders for the purpose of considering and, if thought fit, approving, with the consent of Holders of Trust Notes — Series 2017-A or registered holders of Trust Notes, as applicable in accordance with the Trust Indenture pursuant to an Extraordinary Resolution and, if any TCPL Exchange Preferred Shares are then outstanding, of the Holders of TCPL Exchange Preferred Shares in accordance with TCPL Exchange Preferred Share Provisions (as though such action were an amendment to TCPL Exchange Preferred Share Provisions), as applicable, any proposed supplement, amendment or modification of this Agreement other than those referred to in Section 10.1. Any such meeting or meetings shall be called and held in accordance with the Trust Indenture, the TCPL Exchange Preferred Share Provisions (if applicable) and all Applicable Laws. Any supplement, amendment or modification referred to in this Section 10.2 shall be provided to the Exchange Trustee by the Trust or TCPL, as the case may be.

10.3                        Execution of Supplemental Agreements

No supplement or amendment to, or modification or waiver of, any of the provisions of this Agreement shall be effective unless made in writing and signed by all of the parties hereto. Subject to compliance with all Applicable Laws, the Trust, TCPL and the Exchange Trustee may, subject to the provisions hereof, and shall, when so directed by this Agreement, from time to time, execute and deliver agreements or other instruments supplemental hereto, evidencing any such supplement, amendment, modification or waiver which thereafter shall form part hereof.

ARTICLE 11
TERMINATION

11.1                        Term

This Agreement shall continue until the earliest to occur of the following events:

(a)                       no Trust Notes — Series 2017-A are outstanding and held by a Person other than TCPL or any of its Affiliates and no TCPL Exchange Preferred Shares remain outstanding;

(b)                       each of the Trustee and TCPL elects in writing to terminate the trust created hereby and such termination is approved by the Holders in accordance with Section 10.2; and

(c)                        21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

11.2                        Survival of Agreement

This Agreement shall survive any termination of the trust created hereby and shall continue until there are no Trust Notes — Series 2017-A outstanding and held by a Person other than TCPL or any of its Affiliates and there are no TCPL Exchange Preferred Shares outstanding; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 12
GENERAL

12.1                        Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not, in any way, be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

12.2                        Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders and their respective heirs, executors, personal representatives, successors and assigns.

12.3                        Notices to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in notice given hereunder):

(a)                       if to TCPL:

TransCanada PipeLines Limited
450 — 1st Street SW
Calgary, Alberta
T2P 5H1

Attention: Corporate Secretary
Facsimile: (403) 920-2467

(b)                       if to the Trust:

TransCanada Trust
c/o Computershare Trust Company of Canada
530 8 Avenue SW
Calgary, Alberta
T2P 3S8

Attention: Manager, Corporate Trust
Facsimile: (403) 267-6598

(c)                        if to the Exchange Trustee:

CST Trust Company
600, the Dome Tower,
333 — 7th Avenue S.W.,
Calgary, AB T2P 2Z1

Attention: Director, Corporate Trust
Facsimile: (403) 776-3916

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof, unless given on a day that is not a Business Day in which case it shall be deemed to be given on the next following Business Day, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

12.4                        Notice to Holders

Any and all notices to be given and any documents to be sent to any Holder hereunder may be given or sent to the address of such Holder shown on the register of holders of Trust Notes — Series 2017-A or TCPL Exchange Preferred Shares, by prepaid first class mail or otherwise in any manner permitted by the Trust Notes — Series 2017-A Provisions or TCPL Exchange Preferred Share Provisions, as applicable, and shall be deemed to be received (if given or sent in such manner) at the time specified in the Trust Notes — Series 2017-A Provisions or TCPL Exchange Preferred Share Provisions.

12.5                        Risk of Payments by Post

Whenever payments are to be made or documents are to be sent to any Holder by the Trust, TCPL or the Exchange Trustee, or by such Holder to the Trust, TCPL or the Exchange Trustee, the making of such payment or sending of such document through the post shall be at the risk of the Trust, TCPL or the Exchange Trustee, as applicable, in the case of payments made or documents sent by the Trust, TCPL or the Exchange Trustee, as applicable, and the Holder, in the case of payments made or documents sent by the Holder.

12.6                        Counterparts

This Agreement may be executed by manual signature in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

12.7                        Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

12.8                        Exclusion of Contractual Liability

In accordance with Section 7.15 of the Declaration of Trust, to the extent that this Agreement operates to create obligations of the Trustee, such obligations are not binding upon the Trustee except in its capacity as trustee of the Trust, nor shall resort be had to the property of the Trustee except in its capacity as Trustee of the Trust and only the assets of the Trust shall be so bound.

12.9                        Appointment of Administrative Agent

The parties hereto acknowledge that the Trustee has appointed TCPL as “Administrative Agent” under the Administration Agreement and has delegated to it the powers (and TCPL has assumed the obligations) as set out in the Administration Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TRANSCANADA TRUST, by its Administrative Agent, TRANSCANADA PIPELINES LIMITED

By:
	Name: Title:	Joel E. Hunter Vice-President, Finance and Treasurer

By:
	Name: Title:	Christine R. Johnston Vice-President, Law and Corporate Secretary

TRANSCANADA PIPELINES LIMITED

By:
	Name: Title:	Joel E. Hunter Vice-President, Finance and Treasurer
By:
	Name: Title:	Christine R. Johnston Vice-President, Law and Corporate Secretary

CST TRUST COMPANY

By:
	Name: Title:	Nelia Andrade Authorized Signatory
By:
	Name: Title:	Monica Bynoe Authorized Signatory

[Signature page to Share Exchange Agreement]

SCHEDULE A

TCPL EXCHANGE PREFERRED SHARE PROVISIONS

FIRST PREFERRED SHARES, SERIES 2017-A EXCHANGE

There is hereby authorized and created a series of First Preferred Shares designated as the “First Preferred Shares, Series 2017-A Exchange” (hereinafter referred to as the “Exchange Preferred Shares, Series 2017-A”), consisting of such number of shares sufficient to satisfy the rights of former holders of Trust Notes to receive Exchange Preferred Shares, Series 2017-A following an Automatic Exchange.  The Exchange Preferred Shares, Series 2017-A may be issued in whole or in fractional shares, as provided below, and shall, in addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class (collectively and respectively, the “First Preferred Shares Class Provisions” and the “First Preferred Shares”), carry and be subject to the following rights, privileges, restrictions and conditions (collectively, the “Exchange Preferred Shares, Series 2017-A Provisions”):

Dividends

1.             The holders of the Exchange Preferred Shares, Series 2017-A shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the monies of the Corporation properly applicable to the payment of dividends, on each Dividend Payment Date fixed cumulative preferential cash dividends equal to the quotient obtained by dividing: (x) the product obtained by multiplying $1,000 by a rate per annum equal to the rate of interest payable by the Trust on the Trust Notes at the Exchange Time, by (y) four; provided that if an event (including a redemption) shall occur that results in accrued and unpaid dividends for a partial Dividend Period becoming payable, the dividend payable for any partial Dividend Periods shall be equal to the product obtained by multiplying the amount in (x) above by a fraction, the numerator of which is the actual number of days attributable to the partial Dividend Period and the denominator of which is 365, subject in each case to any applicable withholding tax.

2.             If on any Dividend Payment Date the dividend payable on such date is not paid in full on all of the Exchange Preferred Shares, Series 2017-A then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly available, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the same.  The holders of the Exchange Preferred Shares, Series 2017-A shall not be entitled to any dividends other than or in excess of the cumulative preferential cash dividends hereinbefore provided.  Payment shall be made by electronic funds transfer or by cheque of or on behalf of the Corporation payable in lawful money of the United States (less any tax required to be deducted) and payment thereof shall satisfy such dividends.

Liquidation, Dissolution or Winding-Up

3.             In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Exchange Preferred Shares, Series 2017-A in accordance with the First Preferred Shares Class Provisions, shall be entitled to receive the amount of $1,000 (less any amount that may have been returned to the holders of Exchange Preferred Shares, Series 2017-A as a return of capital), together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such event, subject to any applicable withholding tax, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the common shares or to the holders of any other shares ranking junior to the Exchange Preferred Shares, Series 2017-A. After payment to the holders of the Exchange Preferred Shares,

Series 2017-A of the amount so payable to them they shall not be entitled to share in any other distribution of the property or assets of the Corporation.

Voting Rights

4.             The holders of the Exchange Preferred Shares, Series 2017-A shall not be entitled to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting unless and until the Corporation from time to time shall fail to pay in the aggregate six quarterly dividends on the Exchange Preferred Shares, Series 2017-A on the dates on which the same should be paid according to the terms thereof, whether or not consecutive and whether or not dividends have been declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends. Thereafter each holder of Exchange Preferred Shares, Series 2017-A shall be entitled to receive notice of all meetings of shareholders and attend thereat and shall be entitled to at any and all such meetings, one vote per each Exchange Preferred Share, Series 2017-A held and shall continue to be entitled to notice and so to attend and vote until such time as all arrears of dividends on any outstanding Exchange Preferred Shares, Series 2017-A shall have been paid, whereupon the rights of holders of Exchange Preferred Shares, Series 2017-A to receive notice of meetings and to attend thereat and vote in respect of such Exchange Preferred Shares, Series 2017-A shall cease unless and until six quarterly dividends on the Exchange Preferred Shares, Series 2017-A shall again be in arrears and unpaid, whereupon the holders of the Exchange Preferred Shares, Series 2017-A shall again have the right to receive notice and to attend and vote as above provided and so on from time to time.

Purchase for Cancellation

5.             The Corporation may, at any time and from time to time on or after the date that is ten years after the Closing Date, subject to the provisions of the Canada Business Corporations Act, and the provisions below under “Redemption” and “Restrictions on Payment of Dividends and Reduction of Junior Capital”, purchase for cancellation (if obtainable), in the manner provided in the First Preferred Shares Class Provisions, the whole or any part of the Exchange Preferred Shares, Series 2017-A outstanding from time to time at any price.

Redemption

6.             The Corporation may not redeem the Exchange Preferred Shares, Series 2017-A on or prior to the date that is ten years after the Closing Date.  Subject to the provisions of the Canada Business Corporations Act and the provisions below under “Restrictions on Payment of Dividends and Reduction of Junior Capital” the Corporation may redeem all, or from time to time any part, of the outstanding Exchange Preferred Shares, Series 2017-A, without the consent of the holders of the Exchange Preferred Shares, Series 2017-A, on not more than 60 days and not less than 30 days prior notice, at any time after the date that is ten years after the Closing Date, by the payment of an amount in cash for each such share so redeemed of $1,000 per share (such price being hereinafter referred to as the “Redemption Price”) together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such redemption, subject to any applicable withholding tax.

Restrictions on Payment of Dividends and Reduction of Junior Capital

7.             So long as any of the Exchange Preferred Shares, Series 2017-A are outstanding the Corporation shall not, without the approval of the holders of the Exchange Preferred Shares, Series 2017-A:

(a)                                 declare any dividend on the common shares or any shares ranking junior to the Exchange Preferred Shares, Series 2017-A (other than stock dividends on shares ranking junior to the Exchange Preferred Shares, Series 2017-A);

(b)                                 redeem, purchase or otherwise retire any of the common shares or any other shares ranking junior to the Exchange Preferred Shares, Series 2017-A (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Exchange Preferred Shares, Series 2017-A), or

(c)                                  redeem, repurchase or otherwise retire: (i) less than all of the Exchange Preferred Shares, Series 2017-A; or (ii) except pursuant to any purchase obligation, sinking fund, retraction privilege, or mandatory redemption provisions attaching to any series of preferred shares of the Corporation, any other shares ranking on parity with the Exchange Preferred Shares, Series 2017-A;

unless, in each case, all dividends payable on the Exchange Preferred Shares, Series 2017-A, and on all other shares ranking prior to or on parity with the Exchange Preferred Shares, Series 2017-A, have been declared and paid or set apart for payment, subject to any applicable withholding tax.

Fractional Shares

8.             The Exchange Preferred Shares, Series 2017-A may be issued in whole or in fractional shares.  Each fractional Exchange Preferred Share, Series 2017-A shall carry and be subject to the rights, privileges, restrictions and conditions (including voting rights and dividend rights) of the Exchange Preferred Shares, Series 2017-A in proportion to the applicable fraction.

Exchange Preferred Shares, Series 2017-A Definitions

9.             The following terms shall have the following respective meanings:

“Automatic Exchange” means the automatic exchange of the Trust Notes for the right to receive Exchange Preferred Shares, Series 2017-A upon the occurrence of an Automatic Exchange Event.

“Automatic Exchange Event” means an event giving rise to the Automatic Exchange, being the occurrence of any one of the following:  (a) the making by TCC or the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada), (b) any proceeding instituted by TCC or the Corporation seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver,  trustee or other similar official for TCC or the Corporation or any substantial part of its property and assets in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent, (c) a receiver, interim receiver, trustee or other similar official is appointed over TCC or the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent; or  (d) any proceeding is instituted against TCC or the Corporation seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a  receiver, interim receiver, trustee or other similar official for TCC or the Corporation or any substantial part of its property and assets in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent,  and either such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against TCC or the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets).

“Business Day” means a day on which the Corporation is open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

“Closing Date” means •, 2017;

“Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of the United States.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year during which any Exchange Preferred Shares, Series 2017-A are issued and outstanding.

“Dividend Period” means, initially, the period from and including the Issue Date to but excluding the next following Dividend Payment Date, and thereafter the period from and including each Dividend Payment Date to, but excluding, the next following Dividend Payment Date (including any partial period as contemplated in section 1, above).

“Exchange Time” means the time at which the Automatic Exchange will be effective, being 8:00 a.m. (Eastern Time) on the date that an Automatic Exchange Event occurs.

“Issue Date” means the date on which the Exchange Preferred Shares, Series 2017-A are issued.

“TCC” means TransCanada Corporation.

“Trust” means TransCanada Trust, a unit trust established under the laws of the Province of Ontario.

“Trust Notes” means the Trust Notes — Series 2017-A of the Trust, representing a series of junior subordinated unsecured debt obligations, due •, 2077.

Amendments

10.          Sections 1 to 11, inclusive, of these Exchange Preferred Shares, Series 2017-A Provisions may be repealed, altered, modified, amended or amplified only with the sanction of the holders of the Exchange Preferred Shares, Series 2017-A given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

Sanction by Holders of Exchange Preferred Shares, Series 2017-A

11.          The sanction by holders of the Exchange Preferred Shares, Series 2017-A as to any and all matters referred to herein or as to any change adversely affecting the rights or privileges of the Exchange Preferred Shares, Series 2017-A may be given and shall be deemed to have been sufficiently given if given by the holders of the Exchange Preferred Shares, Series 2017-A in the manner provided in the First Preferred Shares Class Provisions with respect to the sanction of the holders of any series of the First Preferred Shares and the said provisions shall apply mutatis mutandis.

Tax Election

12.          The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate and take all other necessary action under such Act such that no holder of the Exchange Preferred Shares, Series 2017-A will be required to pay tax on dividends received on the Exchange Preferred Shares, Series 2017-A under section 187.2 of Part IV.1 of such Act or any successor or replacement provision of similar effect.

Non-Business Days

13.          In the event that any date on which any dividend is payable by the Corporation, or any date on or by which any other action is required to be taken or determination made by the Corporation or the holders of Exchange Preferred Shares, Series 2017-A hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken or determination made, on or before the next succeeding day that is a Business Day.